FOR IMMEDIATE RELEASE

YP CORP. ANNOUNCES OFFICIAL CORPORATE NAME CHANGE TO LIVEDEAL, INC.

Company Announces Reverse Stock Split

SANTA CLARA, Calif. & MESA, Ariz.— August 15, 2007–YP Corp. (OTCBB:YPNT), the creator of the first combined local online classifieds and Yellow Pages marketplace, today announced its official corporate name change to LiveDeal, Inc. (www.livedeal.com).

The corporate name change was motivated by YP Corp.’s recent acquisition of the well-known online brand, LiveDeal, Inc., and is a true reflection of the company’s commitment to building a first-of-its-kind hyper-local, integrated classifieds and Yellow Pages marketplace for businesses and consumers.

“We’ve chosen to rename our company to LiveDeal because it’s a well known Internet brand that best represents our business, our mission and our future,” said Daniel Coury, CEO and vice chairman of LiveDeal, Inc.  “Our mission is to create the leading online local marketplace that includes Yellow Pages, classifieds, e-commerce and other Web 2.0 features. The name LiveDeal makes perfect sense and will continue to resonate with both our corporate and consumer customers.”

“With the merged technology and assets of  the former YP Corp. and its subsidiary LiveDeal, we are able to leverage the best of the Web and converge directories, mobile services, classifieds and advertising/distribution networks into one powerful and rewarding experience,” added Rajesh Navar, founder, president and chief architect of LiveDeal, Inc. “We look forward to adding more enhanced features to our marketplace that will give our consumers and businesses unparalleled marketing and e-commerce capabilities.”

LiveDeal, Inc. also announced today that its board of directors has approved a 1-for-10 reverse stock split of the company's common stock, effective today. The company's shareholders previously authorized the reverse stock split on August 2, 2007.

About LiveDeal, Inc.
LiveDeal, Inc. is a leader in the local online classifieds and Yellow Pages market with millions of goods and services listed for sale, in every city and zip code across the U.S.  Through its online properties YP.com and LiveDeal.com, LiveDeal offers businesses and consumers a simple and affordable way of creating a web presence and marketing their products and services to local audiences.  Buyers and sellers come together through LiveDeal’s vast local marketplaces to find and list business services, merchandise, real estate, automobiles and pets.

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Media Contacts:
Marian Hughes
Tier One Partners
On behalf of LiveDeal
708-246-0083

Laura Lebaudy
Tier One Partners
On behalf of LiveDeal
610-527-8138